Exhibit 99.2
Terayon and INVIDI Pioneer ‘Localization on Demand’ Architecture
for Digital TV Advertising
INVIDI Joining Terayon Partner Program to Advance State-of-the-
Art Digital TV Advertising Architecture for Localizing
Nationally Delivered Ads
Santa Clara, California – September 7, 2005 – Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today announced that Terayon and INVIDI Technologies Corporation have jointly developed an innovative new ‘Localization on Demand’ architecture that integrates local advertising asset management and back office systems with the advertising insertion platform itself. To collaborate in the development of this architecture, INVIDI, a leading targeted media solutions company, is joining the Terayon Partner Program.
     Localization on Demand allows a single piece of content to be distributed nationwide, but independently customized within a fraction of a second of delivery to multiple regions simultaneously. For instance, in a nationally broadcast automobile commercial, graphic overlays specific to local car dealers can be inserted ‘on-demand’ at the final point of distribution immediately before delivery to the viewer.
     To implement its Localization on Demand architecture, Terayon and INVIDI are integrating the Terayon BP 5100 platform with INVIDI’s SmartTag system. The SmartTag system provides asset management for all of the localized content assets, communicates with the BP 5100 in real-time to initiate its insertion of the specified text, graphics, video or audio in order to customize the content at the edge of the network, and delivers integration with the operators ad billing and trafficking systems to ensure proper billing for the localized advertising. This approach enables advertising assets to be integrated with the processing and back office systems to deliver greater revenues from local advertising. Further, it eliminates the current need for repetitive and costly off-line post production to achieve this level of customization, and allows programming and advertising to remain ‘evergreen’ as changes can be made easily without affecting the basic content.
     Since the end result is distributed to viewers as standard MPEG video, this innovative method of geographic targeting can be accomplished without the need for upgrading viewers set top boxes with new hardware or software.
     “The goal of every cable operator, broadcaster and network operator is to move their advertising model to mass-scale personalization to deliver more relevant, compelling content to their customers,” said Kanaiya Vasani, Vice President, Marketing, Terayon. “Our Localization on Demand architecture addresses that critical requirement – the need to customize advertising and programming at the local level. This innovative architecture exploits the full capability of the Terayon BP 5100 platform and its real-time video processing capabilities to help operators develop new revenue streams as they convert to the all-digital, nationwide networks.”
     “Through our ongoing collaboration with Terayon, we are working to create better, more accurate targeted advertising opportunities and resolve the disparity between cable’s share of viewership and its advertising revenue,” said David Downey, CEO and President, INVIDI. “Our ‘Localization on Demand’ model harnesses the power of cable’s digital infrastructure to enable advertisers and media buyers to selectively reach cable viewers at a local level – without compromising viewer privacy.”
     Terayon will demonstrate its advanced advertising solutions at the upcoming IBC Conference (stand 8.510), September 8-13, 2005 in Amsterdam.

About the Terayon BP 5100
     The Terayon BP 5100 platform provides broadcasters with exceptional capabilities for processing, managing and branding their digital video services and applications. These include graphical overlay of logos and ads, dynamic program switching and insertion of programs and ads – in high and standard definition digital video. The BP 5100 utilizes Terayon’s pioneering real-time MPEG processing technology to composite video and graphics entirely in the compressed digital domain, which, unlike traditional processes that require the video to be decoded to baseband and later re-encoded, preserves picture quality and eliminates the need for additional costly equipment.
About INVIDI Technologies Corporation
     INVIDI Technologies Corporation is the world’s leading targeted media solutions company. Our vision and expertise in building smart advertising systems creates substantial monetary value for the cable, satellite and advertising industries. Today, INVIDI provides cable and satellite operators the opportunity to optimize advertising revenue by positioning themselves as the most comprehensive source of targeted advertising. Tomorrow our innovations in content delivery solutions and intellectual property development in targeted demographic media will be the foundation for our platform expansion and migration to Wireless, the Internet and beyond. Digital technology has revolutionized media and INVIDI is making targeted advertising, more effective and more relevant than ever before.
     About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com
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Press Contacts:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of the BP 5100 and the ‘Localization on Demand’ architecture, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including Terayon’s 10-Q for the quarter ended June 30, 2005 and 10-K for the year ended Dec. 31, 2004.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.